Exhibit 99.1

NEWS RELEASE
FOR MORE INFORMATION, CONTACT:
Paul D. Borja
Executive Vice President / CFO
(248) 312-2000

FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2008 FIRST QUARTER RESULTS
TROY, Mich. (April 22, 2008) — Flagstar Bancorp, Inc. (NYSE:FBC), today reported a 2008 first quarter net loss of $10.6 million, or $(0.17) per share (diluted). On a linked-quarter basis, fourth quarter 2007 net loss was $30.1 million, or $(0.50) per share (diluted). On a prior year basis, first quarter 2007 net earnings were $7.8 million, or $0.12 per share (diluted). Return on equity and return on average assets for the first quarter 2008 were (5.93%) and (0.27%), respectively, as compared to (16.67%) and (0.75%) for the 2007 fourth quarter and 3.85% and 0.19% for the 2007 first quarter.
“Although we are disappointed with these results,” said Mark T. Hammond, president and CEO, “we are pleased that our key operating metrics were at or above expectations, including our net interest margin, loan production and gain on loan sale margin. These positive developments were overshadowed by the charges we incurred from a change in our accounting for mortgage servicing rights and from increased credit costs and asset mark-downs.”
Earnings for first quarter 2008 were adversely affected by the effect of Flagstar’s election of fair value accounting for the vast majority of its mortgage servicing rights (“MSR”) portfolio, which contributed to a loss on loan administration activities of $17.0 million. Prior to 2008, Flagstar had accounted for the MSRs using the amortization method. Had the amortization method been used, first quarter 2008 net earnings would have been $617,663, or $0.01 per share (diluted).
Earnings were also adversely affected by increased credit costs of a $34.3 million provision for loan losses in the first quarter 2008, as compared to $8.3 million for the same quarter in 2007. Further, earnings were impacted by asset mark-downs of a $9.5 million impairment of residuals related to asset securitizations and a $1.6 million decline in the fair value of interest rate swaps resulting from derecognition of cash flow hedges.
Liquidity
Flagstar’s primary sources of funds are deposits, loan repayments and sales, advances from the Federal Home Loan Bank, security repurchase agreements, cash generated from operations and customer escrow accounts. Retail deposits increased to $5.2 billion at March 31, 2008, as compared to $ 5.1 billion at December 31, 2007 and $4.9 billion at March 31, 2007. At March 31, 2008, Flagstar had a $7.5 billion line of credit with the FHLB, as to which $1.3 billion remained available, and a $0.9 billion undrawn line of credit at the Federal Reserve discount window.
Capital
At March 31, 2008, Flagstar’s wholly-owned subsidiary, Flagstar Bank, remained “well-capitalized” for bank regulatory purposes, with capital ratios of 5.64% for core capital and 10.47% for total risk-based capital.
“Our regulatory capital ratios are consistent with our historical norms and we believe they are appropriate given the composition of our balance sheet. Although we remain comfortable operating at these capital levels, we expect to pursue opportunities to increase both the core capital ratio and the total risk-based capital ratio until such time as the capital markets normalize and the residential real estate market shows signs of improvement,” said Mr. Hammond.

Net Interest Margin
The net interest margin of Flagstar Bank increased to 1.66% for the 2008 first quarter, as compared to 1.62% for the fourth quarter 2007 and 1.43% for the first quarter 2007.
Retail Banking Operations
Flagstar Bank had 167 retail banking branches at March 31, 2008 as compared to 164 branches at December 31, 2007 and 155 branches at March 31, 2007. During the first quarter of 2008, the total number of retail accounts increased to approximately 299,700, representing an increase of 8.8% on an annualized basis as compared to December 31, 2007 and 15.4% on annualized basis, as compared to March 31, 2007.
Mortgage Banking Operations
Loan production for first quarter 2008 increased 19.4% to $8.0 billion, including $7.9 billion of residential loans, as compared to loan originations of $6.7 billion, including $6.5 billion in residential loans, in the fourth quarter 2007. Loan production increased 37.9%, as compared to loan originations of $5.8 billion, including $5.5 billion of residential loans, for first quarter of 2007.
Gain on loan sale or securitization spread increased to 89 basis points for the quarter ended March 31, 2008, its highest quarterly level since second quarter 2003, as compared to 42 basis points for the 2007 fourth quarter and 48 basis points for the first quarter 2007.
At March 31, 2008, the loans associated with Flagstar’s MSR portfolio totaled $38.4 billion and had a weighted average service fee of 35.0 basis points. This was an increase from $32.5 billion at December 31, 2007 with a weighted average servicing fee of 36.0 basis points and an increase from $19.1 billion at March 31, 2007 with an average weighted servicing fee of 37.0 basis points.
Assets
Consolidated assets were $15.9 billion at March 31, 2008, as compared to $15.8 billion at December 31, 2007 and $15.4 billion at March 31, 2007.
The provision for loan losses was $34.3 million for the first quarter 2008 as compared to $38.4 million for the fourth quarter 2007 and $8.3 million for the first quarter 2007. Net charge-offs of loans during the first quarter 2008 increased to $16.9 million from $12.2 million during the fourth quarter 2007 and from $5.5 million during the first quarter 2007. As a result, the allowance for loan losses increased 16.7% to $121.4 million, or 1.42% of loans held for investment at March 31, 2008, from $104.0 million, or 1.28% of loans held for investment, at December 31, 2007 and from $48.5 million, or 0.61% of loans held for investment, at March 31, 2007.
Non-performing assets, which include non-performing loans, real estate owned and repurchased assets, increased to $399.5 million at March 31, 2008, from $314.5 million at December 31, 2007 and $159.0 million at March 31, 2007. Non-performing loans, which are loans 90 days or more past due and matured loans, increased to $253.4 million (2.96% of loans held for investment) at March 31, 2008 as compared to $197.1 million (2.42%) at December 31, 2007 and $74.6 million (0.93%) at March 31, 2007.
Non-performing residential first mortgage loans increased to $172.6 million at March 31, 2008, as compared to $134.6 million at December 31, 2007 and $61.1 million at March 31, 2007. Single-family residential first mortgage loans held for investment at March 31, 2008 had an average original FICO credit score of 719 and an average original loan-to-value ratio of 73.7%. Non-performing commercial real estate mortgages increased to $72.7 million at March 31, 2008 from $57.8 million at December 31, 2007 and $9.0 million at March 31, 2007. Non-performing commercial real estate loans are individually evaluated for impairment and may not require a specific reserve depending upon the sufficiency of collateral or cash flows.
Real estate owned increased to $136.5 million at March 31, 2008 from $109.3 million at December 31, 2007 and from $76.8 million at March 31, 2007. Repurchased assets were $9.6 million at March 31, 2008 as compared to $8.1 million at December 31, 2007 and $7.7 million at March 31, 2007.

As Previously Announced
The Company’s quarterly earnings conference call will be held on Wednesday, April 23, 2008 from 11 a.m. until 12 noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by e-mail to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (913) 312-1375 or toll free at (800) 431-4190, passcode: 7485216.
Flagstar Bancorp, with $15.9 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At March 31, 2008, Flagstar operated 167 banking centers in Michigan, Indiana and Georgia and 138 home loan centers in 26 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
Summary of Consolidated	March 31,	December 31,	March 31,
Statements of Operations	2008	2007	2007
Interest income	$210,853	$225,324	$220,570
Interest expense	(156,055)	(171,271)	(167,719)

Net interest income	54,798	54,053	52,851
Provision for loan losses	(34,262)	(38,356)	(8,293)

Net interest income after provision	20,536	15,697	44,558
Non-interest income
Loan fees and charges, net	884	240	1,229
Deposit fees and charges	6,031	6,502	4,978
Loan administration	(17,046)	2,618	2,183
Net gain (loss) on loan sales and securitizations	63,425	26,318	25,154
Net gain on investments available for sale	—	—	729
Gain (loss) on MSR sales, net	287	(283)	115
Impairment — residuals	—	(14,799)	—
Impairment — securities available for sale	—	(2,793)	—
Unrealized loss on trading securities — residuals	(9,482)	(8,699)	—
Unrealized loss on interest rate swaps	(1,611)	—	—
Other income	10,186	9,401	5,078

Total non-interest income	52,674	18,505	39,466
Non-interest expenses
Compensation and benefits	(56,626)	(49,492)	(42,499)
Commissions	(29,316)	(30,088)	(15,306)
Occupancy and equipment	(19,853)	(17,772)	(16,786)
General and administrative	(8,827)	(7,655)	(12,378)
Other	(6,850)	(4,949)	(3,506)

Total non-interest expense	(121,472)	(109,956)	(90,475)
Capitalized direct cost of loan closing	32,304	29,337	18,629

Total non-interest expense after capitalized direct cost of loan closing	(89,168)	(80,619)	(71,846)

(Loss) earnings before federal income tax	(15,958)	(46,417)	12,179
(Benefit) provision for federal income taxes	(5,359)	(16,356)	4,420

Net (loss) earnings	$(10,599)	$(30,061)	$7,759

Basic (loss) earnings per share	$(0.18)	$(0.50)	$0.12

Diluted (loss) earnings per share	$(0.17)	$(0.50)	$0.12

Dividends paid per common share	N/A	$0.05	$0.10

Dividend payout ratio	N/A	(10.0%)	81.5%
Net interest spread — Consolidated	1.48%	1.48%	1.33%
Net interest margin — Consolidated	1.55%	1.50%	1.42%
Interest rate spread — Bank only	1.61%	1.54%	1.34%
Net interest margin — Bank only	1.66%	1.62%	1.43%
Return on average assets	(0.27)%	(0.75)%	0.19%
Return on average equity	(5.93)%	(16.67)%	3.85%
Efficiency ratio	82.97%	111.11%	77.72%
Average interest earning assets	$14,183,297	$14,665,289	$14,792,298
Average interest paying liabilities	$14,007,106	$14,595,558	$14,702,275
Average stockholders’ equity	$715,262	$721,322	$806,110
Equity/assets ratio (average for the period)	4.48%	4.48%	5.06%
Ratio of charge-offs to average loans held for investment	0.80%	0.58%	0.26%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

Summary of the Consolidated	March 31,	December 31,	March 31,
Statements of Financial Condition:	2008	2007	2007

Total assets	$15,923,312	$15,791,095	$15,446,557
Mortgage backed securities held to maturity	—	1,255,431	1,156,805
Investment securities available for sale	2,364,007	1,275,275	—
Loans held for sale	3,137,410	3,511,425	3,791,142
Loans held for investment, net	8,452,624	8,030,282	7,933,445
Allowance for loan losses	121,400	104,000	48,500
Mortgage servicing rights	497,875	413,986	226,794
Deposits	8,427,804	8,236,744	7,975,531
FHLB advances	6,207,000	6,301,000	5,604,000
Repurchase agreements	108,000	108,000	625,426
Stockholders’ equity	703,654	692,978	797,658

Other Financial and Statistical Data:
Equity/assets ratio	4.42%	4.39%	5.17%
Core capital ratio	5.64%	5.78%	6.29%
Total risk-based capital ratio	10.47%	10.66%	11.42%
Book value per share	$11.66	$11.50	$12.79
Shares outstanding	60,325	60,271	62,360
Average shares outstanding	60,312	61,152	63,427
Average diluted shares outstanding	60,753	61,509	64,041
Loans serviced for others	$38,378,056	$32,487,337	$19,124,378
Weighted average service fee (bps)	35.0	36.0	37.0
Value of mortgage servicing rights	1.30%	1.27%	1.19%
Allowance for loan losses to non performing loans	47.9%	52.8%	65.0%
Allowance for loan losses to loans held for investment	1.42%	1.28%	0.61%
Non performing assets to total assets	2.51%	1.99%	1.03%
Number of bank branches	167	164	155
Number of loan origination centers	138	143	72
Number of employees (excluding loan officers & account executives)	3,170	3,083	2,522
Number of loan officers and account executives	839	877	448

Loan Originations
(Dollars in millions)
(unaudited)

	For the Three Months Ended
	March 31,		December 31,		March 31,
Loan type	2008		2007		2007
Residential mortgage loans	$7,860	98.1%	$6,493	97.1%	$5,489	95.4%
Consumer loans	49	0.6	42	0.6	104	1.8
Commercial loans	101	1.3	155	2.3	160	2.8

Total loan production	$8,010	100.0%	$6,690	100.0%	$5,753	100.0%

Gain (Loss) on Loan Sales and Securitizations
(Dollars in millions)
(unaudited)

	For the Three Months Ended
	March 31,		December 31,		March 31,
	2008		2007		2007
Description	(000’s)	bps	(000’s)	bps	(000’s)	bps

Gain on loan sales	$96,936	155	$85,532	117	$39,601	75
Hedging costs	9,099	13	(22,902)	(32)	1,760	3
LOCOM adjustments	(225)	—	(2,510)	(3)	(27)	—
Provision to SMR	(2,999)	(4)	(2,288)	(3)	(2,163)	(4)
Credit losses	(4,438)	(6)	(2,238)	(3)	(467)	(1)
Loan level pricing adjustments	(31,519)	(44)	(32,043)	(44)	(11,965)	(23)
Other transaction costs	(566)	(1)	(366)	—	(1,585)	(2)

Net gain (loss) on loan sales	66,288	113	23,189	32	25,154	48
Net gain on securitizations	(2,863)	(24)	3,129	10	—	—

Net gain on loan sales and securitizations	$63,425	89	$26,318	42	$25,154	48

Total loan sales and securitizations	$7,160,328		$7,279,469		$5,289,617
Loans Held for Investment
(Dollars in thousands)
(unaudited)

	March 31,		December 31,		March 31,
Description	2008		2007		2007
First mortgage loans	$6,103,777	71.2%	$5,823,952	71.6%	$5,909,807	74.0%
Second mortgage loans	60,917	0.7	56,516	0.7	65,601	0.8
Commercial real estate loans	1,641,686	19.1	1,542,104	19.0	1,325,057	16.6
Construction loans	77,035	0.9	90,401	1.1	75,178	0.9
Warehouse lending	347,908	4.1	316,719	3.9	271,493	3.4
Consumer loans	318,694	3.7	281,631	3.4	315,267	4.0
Non-real estate commercial	24,007	0.3	22,959	0.3	19,542	0.3

Total loans held for investment	$8,574,024	100.0%	$8,134,282	100.0%	$7,981,945	100.0%

Deposit Portfolio
(Dollars in thousands)
(unaudited)

	March 31, 2008		December 31, 2007		March 31, 2007
Description	Balance	Rate	Balance	Rate	Balance	Rate
Demand deposits	$415,411	0.76%	$436,239	1.60%	$392,476	1.52%
Savings deposits	329,983	2.32	237,762	2.90	140,349	1.50
Money market deposits	541,374	2.57	531,587	3.86	609,754	4.13
Certificates of deposits	3,908,398	4.77	3,870,828	4.99	3,775,816	4.97

Total retail deposits	5,195,166	4.06	5,076,416	4.48	4,918,395	4.49
Company controlled custodial deposits	698,344	—	473,384	—	305,528	—
Municipal deposits / CDARS	1,508,644	3.75	1,545,395	5.04	1,772,324	5.36
Wholesale deposits	1,025,650	4.76	1,141,549	4.64	979,284	3.70

Total deposits	$8,427,804	3.75%	$8,236,744	4.35%	$7,975,531	4.42%

Asset Quality
(Dollars in thousands)
(unaudited)

	March 31, 2008		December 31, 2007		March 31, 2007
		% of		% of		% of
Days delinquent	Balance	Total	Balance	Total	Balance	Total
30	$81,343	21.2%	$59,811	18.3%	$32,251	24.7%
60	48,823	12.7	70,450	21.5	23,863	18.3
90 + and Matured Delinquent	253,423	66.1	197,149	60.2	74,570	57.0

Total	$383,589	100.0%	$327,410	100.0%	$130,684	100.0%

Investment loans	$8,574,024		$8,134,282		$7,981,945

	Non-Performing Loans and Assets at
	March 31,	December 31,	March 31,
	2008	2007	2007
Non-Performing Loans	$253,423	$197,149	$74,570
Real Estate Owned	136,490	109,274	76,765
Repurchased Assets/Non-Performing Assets	9,633	8,079	7,693

Non-Performing Assets	$399,546	$314,502	$159,028

Non-Performing Loans as a Percentage of Investment Loans	2.96%	2.42%	0.93%
Non-Performing Assets as a Percentage of Total Assets	2.51%	1.99%	1.03%